EMPLOYMENT AGREEMENT

This EMPLOYMENT AGREEMENT (the “Agreement”) is effective as of March 25, 2009 (the “Effective Date”), by and between AMCOL International Corporation, a Delaware corporation (the “Company”), and
Ryan F. McKendrick (“Executive”).

The Board of Directors of the Company (the “Board”), has determined that it is in the best interests of the Company and its stockholders to assure that the Company will have the continued dedication of the Executive, notwithstanding the possibility, threat or occurrence of a Change of Control (as defined herein).  The Board believes it is imperative to diminish the inevitable distraction of the Executive by virtue of the personal uncertainties and risks created by a pending or threatened Change of Control and to encourage the Executive’s full attention and dedication to the Company in the event of any threatened or pending Change of Control, and to provide the Executive with compensation and benefits arrangements upon a Change of Control that ensure that the compensation and benefits expectations of the Executive will be satisfied and that provide the Executive with compensation and benefits arrangements that are competitive with those of other corporations. In addition, the Board believes it is necessary to provide a severance package that assures that the Company is able to attract and retain the highest quality executive talent and to ensure that the post-employment non-compete and non-solicitation restrictions are enforceable.  Therefore, in order to accomplish these objectives, the Board has caused the Company to enter into this Agreement.

NOW, THEREFORE, IT IS HEREBY AGREED AS FOLLOWS:

Article I — DEFINITIONS

The terms set forth below have the following meanings:

1.1           “Accrued Annual Bonus” means the amount of any Annual Bonus earned but not yet paid with respect to any fiscal year ended prior to the Date of Termination.

1.2           “Accrued Base Salary” means the amount of Executive’s Base Salary which is accrued but not yet paid as of the Date of Termination.

1.3           “Affiliate” means any Person that directly or indirectly controls, is controlled by, or is under common control with, the applicable Person.  For the purposes of this definition, the term “control” when used with respect to any Person means the power to direct or cause the direction of management or policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise.

1.4           “Anniversary Date” means any annual anniversary of the Effective Date.

1.5           “Annual Bonus” - see Section 4.2.

1.6           “Beneficial Owner” means such term as defined in Rule 13d-3 (or any successor rule) under the Exchange Act.

1.7           “Cause” means any of the following:

(a)           Executive’s commission of a felony or misdemeanor that involves fraud, dishonesty or moral turpitude,

(b)           Executive’s willful or intentional material breach of this Agreement, or any material breach of this Agreement that is not corrected within thirty (30) days of notice from the Company,

(c)           willful or intentional material misconduct by Executive in the performance of his duties under this Agreement,

(d)           Executive performs his duties in a manner that is grossly negligent, or

(e)           Executive fails to cooperate in any governmental investigations or proceedings.

For purposes of clauses (b), (c), (d) and (e) of the preceding sentence, Cause shall not include bad judgment or negligence which results from the Executive’s good faith efforts to perform his duties.

1.8           “Change of Control” means the occurrence of any one or more of the following:

(a)           any person (as such term is used in Rule 13d-5 under the Exchange Act) or group (as such term is defined in Section 3(a)(9) and 13(d)(3) of the Exchange Act), other than a Subsidiary, any employee benefit plan (or any related trust) of the Company or any of its Subsidiaries or any Excluded Person, becomes the Beneficial Owner of 50.1% or more of the outstanding common stock of the Company or of Voting Securities representing 50.1% or more of the combined voting power of the then outstanding voting securities of the Company (such a person or group, a “Majority Owner”), except that (i) no Change of Control shall be deemed to have occurred solely by reason of such beneficial ownership by a corporation with respect to which both more than 49.9% of the common stock of such corporation and Voting Securities representing more than 49.9% of the aggregate voting power of such corporation are then owned, directly or indirectly, by the persons who were the direct or indirect owners of the common stock and Voting Securities of the Company immediately before such acquisition in substantially the same proportions as their ownership, immediately before such acquisition, of the common stock and Voting Securities of the Company, as the case may be and (ii) such corporation shall not be deemed a Majority Owner; or

(b)           the Incumbent Directors (determined using the Effective Date as the baseline date) cease for any reason to constitute at least one-half of the directors of the Company then serving; or

(c)           the consummation by the Company of a merger, reorganization, consolidation, or similar transaction, or sale or other disposition of 50.1% of the consolidated assets of the Company (any of the foregoing transactions, a “Reorganization Transaction”) which is not an Exempt Reorganization Transaction.

Notwithstanding the occurrence of any of the foregoing events, a Change of Control shall not occur with respect to Executive if, in advance of such event, the Executive agrees in writing that such event shall not constitute a Change of Control.

1.9           “Code” means the Internal Revenue Code of 1986, as amended from time to time.

1.10         “Compensation Committee” means the Compensation Committee of the Board of Directors of the Company.

1.11         “Conflicting Organization” means any person or entity which is engaged in or about to become engaged in, research, development, production, manufacturing, importation, marketing, licensing, selling, or servicing of a Conflicting Product.

1.12           “Conflicting Product” means any product, process, system or service of any person or organization other than the Company or an Affiliate, in existence or under development, which is the same as or similar to or competes with a product, process, system or service upon which Executive works or has worked during the three year period ending on his Date of Termination, or about which Executive acquired or acquires Confidential Information.

1.13         “Date of Termination” means the date of the receipt of the Notice of Termination by Executive (if such Notice is given by the Company) or by the Company (if such Notice is given by Executive), or any later date, not more than 15 days after the giving of such Notice, specified in such notice; provided, however, that:

(a)           if Executive’s employment is terminated by reason of death, the Date of Termination shall be the date of Executive’s death; and

(b)           if Executive’s employment is terminated by reason of Disability, the Date of Termination shall be the 30th day after Executive’s receipt of the physician’s certification of Disability, unless, before such date, Executive shall have resumed the full-time performance of Executive’s duties; and

(c)           if Executive terminates his employment without Good Reason, the Date of Termination shall be determined by the Company, provided that it will not be later than the 90th day after the giving of such Notice; and

(d)           if no Notice of Termination is given, the Date of Termination shall be the last date on which Executive is employed by the Company.

1.14         “Disability” means (i) the Executive has a physical or mental condition which renders Executive unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, or (ii) by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, the Executive is receiving income replacement benefits for a period of not less than three months under an accident and health plan covering the Executive that is sponsored by the Company.

1.15         “Employment Period” - see Section 3.1.

1.16           “Exchange Act” means the Securities Exchange Act of 1934, as amended.

1.17           “Excluded Person” means any of the Paul Bechtner Trust, Everett P. Weaver, any Named Executive, any Affiliates or Family Member of any of the foregoing and any group (as such term is defined in Section 3(a)(9) and 13(d)(3) of the Exchange Act) of which any of the foregoing is a member.

1.18           “Executive Termination” means a Termination of Employment by Executive for any reason including Good Reason or no reason during the 30-day period commencing twelve months after a Change of Control.

1.19         “Exempt Reorganization Transaction” means a Reorganization Transaction which results (i) in the Persons who were the direct or indirect owners of the outstanding common stock and Voting Securities of the Company immediately before such Reorganization Transaction becoming, immediately after the consummation of such Reorganization Transaction, the direct or indirect owners of both more than 49.9% of the then-outstanding common stock of the Surviving Corporation and Voting Securities representing more than 49.9% of the aggregate voting power of the Surviving Corporation, in substantially the same respective proportions as such Persons’ ownership of the common stock and Voting Securities of the Company immediately before such Reorganization Transaction; (ii) in the Excluded Person owning 50% or more of the common stock of the Surviving Corporation or Voting Securities representing 50% or more of the combined voting power of the Surviving Corporation; or (iii) from a transaction of any kind (including, without limitation, a merger, reorganization, consolidation or similar transaction or a plan or agreement for sale or other disposition of assets of the Company or a plan of liquidation of the Company) pursuant to the Bankruptcy Code of Title 11 of the United States Code, as amended from time to time, or any similar or successor statute, domestic or foreign.

1.20         “Family Member” means, with respect to the applicable Person, a spouse, ancestor, lineal descendant, or spouse of a lineal descendant, including without limitation descendants by adoption.

1.21         “Good Reason” means the occurrence of any one of the following events unless Executive specifically agrees in writing that such event shall not be Good Reason:

(a)           any material breach of the Agreement by the Company, including without limitation, Section 2.1, provided, however, that no breach of this Agreement shall constitute Good Reason unless Executive gives the Company written notice of such breach and the Company fails to cure such breach within 30 days;

(b)           the failure of either the Company to assign this Agreement to a successor of the Company or failure of a successor of the Company to expressly assume and agree to be bound by the Agreement; or

(c)           the assignment to the Executive of any duties inconsistent in any respect with the Executive’s position, authority, duties or responsibilities as contemplated by this Agreement, or any action by the Company that results in a material reduction in the nature or scope of Executive’s position, authority, duties or responsibilities, excluding for this purpose an isolated, insubstantial and inadvertent action not taken in bad faith and that is remedied by the Company promptly after receipt of notice thereof given by the Executive.

In the event of an occurrence or omission constituting Good Reason as described in subsections (a), (b) and (c) above, Executive shall provide notice to the Board of any such reduction, change or breach upon which Executive intends to rely as the basis for Good Reason within 30 days of the occurrence of such reduction, change or breach.  The Company shall have 30 days following the receipt of such notice to remedy the condition constituting such reduction, change or breach and, if so remedied, any termination of Executive’s employment hereunder on the basis of the circumstances described in such notice shall be considered a voluntary termination of employment.  If the Company does not remedy the condition that has been the subject of a notice as described in this Section within 30 days of the Company’s receipt of such notice, Executive must terminate his employment within 90 days following the occurrence of such condition in order for such termination to be considered due to Good Reason for purposes of this Agreement.

1.22         “Imminent Control Change Date” means any date on which occurs (i) a presentation to the Company’s stockholders generally or any of the Company’s directors or executive officers of a proposal or offer for a Change of Control, (ii) the public announcement (whether by advertisement, press release, press interview, public statement, SEC filing or otherwise) of a proposal or offer for a Change of Control, and (iii) such proposal or offer remains effective and unrevoked.

1.23         “Incumbent Directors” means, as of the date of this Agreement, individuals then serving as members of the Board; provided that any subsequently-appointed or elected member of the Board whose election, or nomination for election by stockholders of the Company or the Surviving Corporation, as applicable, was approved by a vote or written consent of at least one-half of the directors then comprising the Incumbent Directors shall also thereafter be considered an Incumbent Director, unless the initial assumption of office of such subsequently-elected or appointed director was in connection with (i) an actual or threatened election contest, including a consent solicitation, relating to the election or removal of one or more members of the Board, (ii) a “tender offer” (as such term is used in Section 14(d) of the Exchange Act), (iii) a proposed Reorganization Transaction, or (iv) a request, nomination or suggestion of any Beneficial Owner of Voting Securities representing 35% or more of the aggregate voting power of the Voting Securities of the Company or the Surviving Corporation, as applicable.

1.24         “Named Executive” means any individual listed on Exhibit A except to the extent the individual had a termination of employment not less than 120 days prior to the applicable event potentially constituting a Change of Control and any other employee or officer of the Company designated by the Board and who is a party to an agreement substantially in the same form as this Agreement (with variation in the amount of compensation and benefits payable under the agreement) and entered into by the employee or officer not less than 120 days prior to the applicable event potentially constituting a Change of Control.

1.25         “Notice of Termination” means a written notice given in accordance with Section 9.11 which sets forth (a) the specific termination provision in this Agreement relied upon by the party giving such notice, (b) in reasonable detail the specific facts and circumstances claimed to provide a basis for such Termination of Employment, and (c) if the Date of Termination is other than the date of receipt of such Notice of Termination, the Date of Termination.

1.26         “Person” means any individual, sole proprietorship, partnership, joint venture, limited liability company, trust, unincorporated organization, corporation, institution, public benefit corporation, entity or government instrumentality, division, agency, body or department.

1.27         “Prorata Annual Bonus” means the portion of the Annual Bonus payable to Executive as calculated on a pro rata basis, based on performance to date and on the number of days which have elapsed in such fiscal year through the Date of Termination.

1.28         “Subsidiary” means, with respect to any Person, (a) any corporation of which more than 50% of the Voting Securities are at the time, directly or indirectly, owned by such Person, and (b) any partnership or limited liability company in which such Person has a direct or indirect interest (whether in the form of voting or participation in profits or capital contribution) of more than 50%.

1.29         “Surviving Corporation” means the corporation resulting from a Reorganization Transaction or, if securities representing more than 50% of the aggregate Voting Power of such resulting corporation are directly or indirectly owned by another corporation, such other corporation.

1.30         “Target Annual Bonus” - see Section 4.2.

1.31         “Target Annual Goals” - see Section 4.2.

1.32         “Taxes” means the incremental federal, state, local and foreign income, employment, excise and other taxes payable by Executive with respect to any applicable item of income.

1.33         “Termination For Good Reason” means a Termination of Employment by Executive for a Good Reason.

1.34         “Termination of Employment” means a termination by the Company or Executive of Executive’s employment.

1.35         “Termination Without Cause” means a Termination of Employment by the Company for any reason other than Cause or Executive’s death or Disability.

1.36         “Voting Securities” of a corporation means securities of such corporation that are entitled to vote generally in the election of directors of such corporation, but not including any other class of securities of such corporation that may have voting power by reason of the occurrence of a contingency.

Article II — DUTIES

2.1           Duties.  During the Employment Period, (A) the Executive’s position (including status, offices, titles and reporting requirements), authority, duties and responsibilities shall be at least commensurate in all material respects with the most significant of those held, exercised and assigned at any time during the 90-day period immediately preceding the Effective Date and, (B) following any Change of Control, the Executive’s services shall be performed at the office where the Executive was employed immediately preceding the effective date of the Change of Control, or at any other location less than 50 miles from such office.  Executive shall devote all of his business time, attention and effort during normal business hours, excluding any periods of disability, vacation, or sick leave to which Executive is entitled, to the affairs of the Company and shall use his best efforts to promote the interests of the Company.

2.2           Other Activities.  Executive may serve on civic or charitable boards or committees, deliver lectures, fulfill speaking engagements or teach at educational institutions, and manage personal investments; provided that such activities do not significantly interfere with the performance of Executive’s duties under this Agreement.  Executive may serve on corporate boards or committees with the prior written consent of the Board.

Article III — EMPLOYMENT PERIOD

Subject to the termination provisions provided herein, the term of Executive’s employment under this Agreement (the “Employment Period”) shall begin on the Effective Date and end on the second annual Anniversary Date or, such later date to which the Employment Period is extended pursuant to the following sentence.  On the date which is twenty-one months after the Effective Date and thereafter, the Employment Period (assuming that an Expiration Notice to the effect that the Agreement shall expire on the second annual Anniversary Date has not been delivered by the Executive or Company to the other prior to such date) shall be automatically extended each day by one day to create a new three-month term until, at any time after the date which is twenty-one months after the Effective Date the Company delivers written notice (an “Expiration Notice”) to Executive or Executive delivers an Expiration Notice to the Company, in either case, to the effect that the Agreement shall expire on a date specified in the Expiration Notice (the “Expiration Date”) that is not less than three months after the date the Expiration Notice is delivered to the Company or the Executive, respectively.  The employment of Executive by the Company shall not be terminated other than in accordance with Article VI.

Article IV — COMPENSATION

4.1           Salary.  Subject to Section 4.3 hereof, during the Employment Period, the Company shall pay or cause to be paid to Executive in accordance with its normal payroll practices (but not less frequently than monthly) an annual salary at a rate of $315,000 per year (“Base Salary”).  During the Employment Period, the Base Salary shall be reviewed at least annually and may be increased from time to time as shall be determined by the Compensation Committee.  After any such increase, the term “Base Salary” shall thereafter refer to the increased amount.  Any increase in Base Salary shall not limit or reduce any other obligation of the Company to Executive under this Agreement.  Base Salary shall not be reduced at any time without the express written consent of Executive.

4.2           Annual Bonus.

(a)           Subject to Section 4.3 hereof, the Company shall pay or cause to be paid to Executive an annual cash bonus (“Annual Bonus”) in accordance with the terms of the AMCOL International Corporation 2006 Annual Cash Incentive Plan and the terms hereof for each fiscal year which begins or ends during the Employment Period.  Executive shall be eligible for an Annual Bonus based upon target performance goals (the “Target Annual Goals”), as determined by the Compensation Committee for a payment of at least 60% of Executive’s Base Salary (“Target Annual Bonus”) upon the Executive’s achievement of the Target Annual Goals.  The Target Annual Goals shall be set as described above no later than February 28 of each fiscal year.

(b)           Subject to Section 4.3 hereof, the Company shall pay or cause to be paid the entire Annual Bonus that is payable with respect to a fiscal year in cash after the Compensation Committee has certified (i) whether and the degree to which Target Annual Goals have been achieved, and (ii) the amount of the Annual Bonus, which shall occur as soon as practicable following the close of such fiscal year.  Any such Annual Bonus shall in any event be paid no later than February 28 of each fiscal year.

4.3           Deferral.  In the event that all or any portion of a payment to be made to Executive pursuant to Section 4.1 or 4.2 hereof or any equity compensation award shall be ineligible for treatment as “qualified performance - based compensation” under Section 162(m) of the Code, the Company, in its sole discretion, shall have the right to defer payment to Executive of all or any portion of any such payment until such time as such amounts are deductible by the Company under Section 162(m) of the Code; provided that such deferral shall be limited to the portion of the payment that is not deductible by the Company pursuant to the Code.

Article V — OTHER BENEFITS

5.1           Stock Option, Restricted Stock and Other Equity Incentive Plans.  In addition to Base Salary and an Annual Bonus, Executive shall be eligible to participate during the Employment Period in all stock option, restricted stock and other equity incentive plans, practices, policies and programs of the Company, in accordance with their terms as in effect from time to time. If a Change of Control occurs during the Employment Period, all outstanding stock options, restricted stock and other equity compensation granted to Executive (whether before, on or after the Effective Date) shall become fully vested and exercisable, except as otherwise provided with respect to an award intended to qualify as performance-based compensation under Section 162(m) of the Code.

5.2           Incentive, Savings and Retirement Plans.  In addition to Base Salary, Annual Bonus, and equity awards, Executive shall be entitled to participate during the Employment Period in all incentives, savings and retirement plans, practices, policies and programs that are from time to time applicable to other comparable senior executives of the Company, including any supplemental executive retirement plan, in accordance with their terms as in effect from time to time.

5.3           Welfare Benefits.  During the Employment Period, Executive and his family shall be eligible to participate in, and shall receive all benefits under, welfare benefit plans, practices, policies and programs provided by the Company (including medical, prescription, dental, disability, employee life, group life, dependent life, accidental death and travel accident insurance plans and programs) applicable to other comparable senior executives of the Company, in accordance with their terms as in effect from time to time.

5.4           Fringe Benefits.  During the Employment Period, Executive shall be entitled to fringe benefits applicable to other comparable senior executive of the Company, in accordance with their terms as in effect from time to time.

5.5           Vacation.  During the Employment Period, Executive shall be entitled to paid vacation time in accordance with the plans, practices, policies, and programs applicable to other comparable senior executives of the Company, in accordance with their terms as in effect from time to time, but in no event shall such vacation time be less than four weeks per calendar year.

5.6           Expenses.  During the Employment Period, Executive shall be entitled to receive prompt reimbursement for all reasonable employment-related expenses incurred by Executive upon the receipt by the Company of an accounting in accordance with practices, policies, and procedures applicable to comparable senior executives of the Company, in accordance with their terms as in effect from time to time.

Article VI — TERMINATION BENEFITS

6.1           Termination for Cause or Other than for Good Reason, etc.  If the Company terminates Executive’s employment for Cause (whether before or after a Change of Control) or Executive terminates his employment other than for Good Reason, death or Disability, or Executive Termination, the Company shall pay to Executive immediately after the Date of Termination an amount equal to the sum of Executive’s Accrued Base Salary and Accrued Annual Bonus and Executive shall not be entitled to receive any severance payment.

6.2           Termination for Death or Disability Prior to Change of Control or More than Thirteen Months after a Change of Control.  If Executive’s employment terminates due to his death or Disability prior to a Change of Control or more than thirteen months after a Change of Control, the Company shall pay to Executive or his beneficiaries, as the case may be, (i) immediately after the Date of Termination an amount which is equal to the sum of Executive’s Accrued Base Salary and Accrued Annual Bonus, and (ii) at the time described in Section 4.2(b), an amount which is equal to the Executive’s Prorata Annual Bonus.

6.3           Termination Without Cause or for Good Reason Prior to Change of Control or More than Thirteen Months After a Change of Control.  In the event of a Termination Without Cause or a Termination for Good Reason prior to a Change of Control or more than thirteen (13) months after a Change of Control, Executive shall receive the following:

(a)           immediately after the Date of Termination, a lump sum amount in immediately available funds equal to the sum of Executive’s Accrued Base Salary and Accrued Annual Bonus;

(b)           at the time described in Section 4.2(b), an amount which is equal to the Executive’s Prorata Annual Bonus;

(c)           Base Salary payable on the same basis as in effect immediately prior to the Date of Termination for eighteen (18) months following the Executive’s Date of Termination, provided that if the Date of Termination occurs between September 15th and December 31st, the Executive will be paid on the same basis as in effect immediately prior to the Date of Termination for the period through March 14th of the following year, at which time all payments will be suspended until the day after the six-month anniversary of the Date of Termination (the “Suspension Period”), at which time all payments suspended during the Suspension Period will be paid in a lump sum and the normal payment schedule will resume.  Each of these payments shall be a separate payment for purposes of Section 409A of the Code;

(d)           other than in the event of death, the Executive and his dependents will continue to be eligible for coverage, at the Company’s cost and expense, under the Company’s group health, dental and prescription group plans for a period commencing on the Executive’s Date of Termination and ending on the earlier of (i) 18 months after the Executive’s Date of Termination and (ii) the date on which the Executive accepts a position with another employer. The Executive acknowledges that under the Code, these amounts will be treated as imputed income to him for income tax purposes; and

(e)           if the Executive’s group health, dental and prescription coverage continues for 18 months under subsection (d) above, then following the expiration of the 18-month period, the Executive and his dependents will continue to be eligible for coverage, at the Executive’s cost and expense, under the Company’s group health, dental and prescription group plans until the earliest of (i) the Executive's eligibility for Medicare benefits, (ii) the date on which the Executive accepts a position with another employer; or (iii) the date the Executive ceases paying for such coverage.

Notwithstanding any provisions of this Section 6.3 to the contrary, if Executive breaches any or all of the provisions of Sections 7.1 and 7.2, the payment of the Prorata Annual Bonus pursuant to Section 6.3(b), any payments due under Sections 6.3(c) and the continuation or eligibility for benefits under Section 6.3(d) or (e) shall cease immediately upon such breach.  In addition to the foregoing, and to protect and compensate the Company in the event of such breach by the Executive, the Company shall be entitled to any and all remedies at law and equitable relief as described in Section 7.3.

6.4           Termination After Change of Control.  In the event of a Termination Without Cause or a Termination for Good Reason within thirteen (13) months after a Change In Control, or Termination of Employment due to death or Disability within thirteen (13) months following a Change of Control, or an Executive Termination after a Change In Control, the Executive shall receive the following:

(a)           immediately after the Date of Termination, a lump sum amount in immediately available funds equal to the sum of Executive’s Accrued Base Salary, Accrued Annual Bonus and Prorata Annual Bonus;

(b)           six-months and one day following his Date of Termination, a lump sum amount in immediately available funds equal to three (3) times the sum of (i) the Executive’s Base Salary and (ii) the greater of the following amounts:  (x) 60% of Executives Base Salary for the fiscal year during which the Date of Termination occurs and (y) the average of the Annual Bonuses paid or payable to Executive for the three most recent fiscal years ended on or before such date; and

(c)           other than in the event of death, the Executive and his dependents will continue to be eligible for coverage, at the Company’s cost and expense, under the Company’s group health, dental and prescription group plans for a period commencing on the Executive's Date of Termination and ending on the earlier of (i) 36 months after the Executive's Date of Termination and (ii) the date on which the Executive accepts a position with another employer.  The Executive acknowledges that under the Code, these amounts will be treated as imputed income to him for income tax purposes.

(d)           if the Executive’s group health, dental and prescription coverage continues for 36 months under subsection (c) above, then following the expiration of the 36-month period, the Executive and his dependents will continue to be eligible for coverage, at the Executive’s cost and expense, under the Company’s group health, dental and prescription group plans until the earliest of (i) the Executive's eligibility for Medicare benefits, (ii) the date on which the Executive accepts a position with another employer; or (iii) the date the Executive ceases paying for such coverage.

Notwithstanding any provisions of this Section 6.4 to the contrary, if Executive breaches any or all of the provisions of Sections 7.1 and 7.2, the continuation of payments and benefits pursuant to this Section 6.4 shall cease upon such breach and, to prevent the Executive’s unjust enrichment, the Executive shall immediately pay the Company an amount equal to (i) the amount that the Executive received from the Company pursuant to this Section 6.4, multiplied by (ii) a fraction of which the numerator is the number of days remaining from the date of the breach through the first anniversary of the Executive’s Termination of Employment and the denominator of which is 365.  In addition to the foregoing, and to protect and compensate the Company in the event of such breach by the Executive, the Company shall be entitled to any and all remedies at law and equitable relief as described in Section 7.3.

6.5           Imminent Control Change.  If an Imminent Control Change Date occurs on or within 30 days after the date on which the Company delivers a Notice of Termination to Executive terminating Executive’s employment not for Cause and if a Change of Control occurs within twelve months after delivery of the Notice, the Executive’s Termination of Employment pursuant to the Notice shall be deemed a Termination of Employment Without Cause on or after a Change of Control and the Executive’s rights and obligations shall be determined under Section 6.4 rather than Section 6.3.  Any payments or benefits to be received by the Executive pursuant to Section 6.4 shall be reduced by any payments or benefits made or provided pursuant to Section 6.3.  If an Imminent Control Change Date occurs on or within 30 days after the date on which the Executive has a Termination of Employment due to death or Disability and if a Change of Control occurs within twelve months after death or Disability, the Executive’s Termination of Employment due to death or Disability shall be deemed a Termination of Employment due to death or Disability on or after a Change of Control and the Executive’s beneficiaries’ rights and obligations shall be under Section 6.4 rather than Section 6.2.  Any payments or benefits to be received by the Executive’s Beneficiaries pursuant to Section 6.4 shall be reduced by any payments or benefits made or provided pursuant to Section 6.2.

6.6           Other Rights.  Except as specifically provided herein, this Agreement shall not prevent or limit Executive’s continuing or future participation in any benefit, bonus, incentive or other plan, program or policy provided by the Company and for which Executive may qualify, nor shall this Agreement limit or otherwise affect such rights Executive may have under any other agreements with the Company.  Amounts which are vested benefits or which Executive is otherwise entitled to receive under any plan, program or policy and any other payment or benefit required by law at or after the Date of Termination shall be payable in accordance with such plan, program or policy or applicable law except as expressly modified by this Agreement.

6.7           Termination Rights.  Executive recognizes and agrees that the Company has the right to terminate his employment for any reason or no reason and that upon such termination the Executive’s sole right is to receive compensation and benefits in accordance with the terms of this Agreement.

Article VII — COVENANTS

7.1           Non-Disclosure and Non-Solicitation.  Executive acknowledges that the successful marketing and development of the Company’s products requires substantial time and expense.  Such efforts utilize and generate valuable confidential and proprietary information, of which Executive will obtain knowledge during the course of his employment with the Company.  As used herein, “Confidential Information” means any information of the Company that the Company considers to be proprietary and treats as confidential or information of any third party that the Company is under an obligation to keep confidential, including but not limited to the following: (i) trade secrets, confidential knowledge, data or other proprietary information relating to products, processes, know-how, designs, formulas, developmental or experimental work, (ii) employment status, salaries and other personnel information, decisions to offer employment, pre-employment testing and screening results, citizenship status, disability status, performance issues, executive evaluations, medical problems of executives and executives’ families, garnishments and levies against wages, contents of employment agreements, statements regarding the financial condition of the Company or any subsidiary or affiliated entity, payments made to or expenses incurred by the Company or any of its executives, shareholders or directors, discounts given by the Company, vendors and other parties, minutes of Board meetings of the Company or any subsidiary or affiliated entities, contents of contracts, legal matters by or against the Company or any subsidiary or affiliated entities, business strategies, plans, proposals, names of customers and potential customers; and (iii) other information or materials of the Company marked or noticed by the Company as being confidential, whether constituting a trade secret or not, and whether proprietary or not, which are of value to the Company.  For purposes of this Agreement, Confidential Information includes the foregoing and other information protected under the Illinois Trade Secrets Act.  Confidential Information does not include: (i) information that at the time of disclosure is in the public domain through no fault of Executive; (ii) information received from a third party outside of the Company that was disclosed without a breach of any confidentiality obligation; (iii) information approved for public release by written authorization of the Company; or (iv) information that is required by law or an order of any court, agency or proceeding to be disclosed.  Executive acknowledges and agrees that the Company shall retain exclusive ownership of all right, title, and interest in the Confidential Information, including any and all worldwide copyrights, trade secrets, patent, and confidential and proprietary information rights.  Executive agrees to undertake the following obligations, which Executive acknowledges to be reasonably designed to protect the Company’s legitimate business interests without unnecessarily or unreasonably restricting Executive’s post-employment opportunities:

(a)           Executive agrees that he will not at any time, whether during or after the cessation of his employment, reveal or permit any other person or entity to reveal, any of the Confidential Information to any person or any entity, except, and only to the extent, as may be required in the ordinary course of performing Executive’s assigned duties as an Executive of the Company, and Executive agrees to keep secret, and take all necessary precautions against disclosure of, all Confidential Information and all matters entrusted to him and not to use or attempt to use any Confidential Information in any manner that may cause injury or loss, or may be calculated to cause injury or loss, whether directly or indirectly, to the Company or its customers;

(b)           Executive agrees that during and after his employment he shall not remove, copy, duplicate or otherwise reproduce, use or permit to be used any notes, memoranda, reports, lists, records, drawings, sketches, specifications, software programs, data, documentation or other materials of any nature relating to any matter within the scope of the business of the Company or concerning any of its dealings or affairs except as required to perform Executive’s duties for the Company;

(c)           Upon cessation of his employment relationship with the Company, Executive shall immediately deliver to the Company all Confidential Information and other materials relating to the Company in his possession or delivered to him by the Company, including computer programs, files, notes, records, memoranda, reports, lists, drawings, sketches, specifications, data, charts, and other documents, materials and things (“Materials”), whether or not containing Confidential Information, whether or not prepared by Executive, it being agreed that all Materials shall be and remain the sole and exclusive property of the Company;

(d)           Without limiting the obligations of Section 7.1(c), Executive agrees that while Executive is employed by the Company prior to his Date of Termination and for a period of one year following his Date of Termination he will not, whether alone or as employee, owner, partner, officer, director, consultant, agent, executive, independent contractor, or stockholder of any firm, corporation or other commercial enterprise, directly or indirectly solicit business from: (i) any customer of the Company with which Executive had contact, participated in the contact, or about which Executive had knowledge of Confidential Information by reason of Executive’s employment with the Company within the one year period preceding the Date of Termination, or (ii) any current customer prospect of the Company for whom Executive directly or indirectly assisted in the preparation or submission of a proposal made by the Company to such customer prospect during the one year period preceding the Date of Termination, unless the Company acknowledges in writing its intent not to further pursue such customer prospect; provided, further, that Executive shall, however, be permitted to own securities of any public company not in excess of 5% of any class of such securities and to own stock, partnership interests or other securities of any non-public entity not in excess of 5% of any class of such securities, and such ownership shall not be considered to be in competition with the Company; and

(e)           Except as may be required in the ordinary course of performing his duties as an employee of the Company, while employed prior to his Date of Termination and during the one year period immediately following the Date of Termination, Executive shall not, directly or indirectly, solicit or attempt to solicit any employee of the Company to work for any person, partnership or entity other than the Company, or engage in any activity that would cause any such employee to violate any agreement with the Company, or dissuade, or attempt to dissuade, any such employee from faithfully discharging such employee’s contractual and fiduciary obligations to serve the Company’s interests with undivided loyalty.

7.2           Non Competition.  Without limiting the obligation imposed by Section 7.1, and to more fully protect the Confidential Information, Executive hereby agrees that while he is employed by the Company prior to the Date of Termination and for a period of one year following the Date of Termination, he will not, directly or indirectly, anywhere in the world where the Company conducts business, render services to any Conflicting Organization in any capacity in which the Confidential Information of the Company would reasonably be considered to be useful to the Conflicting Organization; provided, however, that Executive may render services to a Conflicting Organization (and which has separate and distinct divisions), as long as such services are being rendered solely to a part of the business that is separate and distinct from the part of the business that renders such person or entity a Conflicting Organization.

If, at the time of enforcement of Sections 7.1 and 7.2, a court shall hold that the duration, scope, area or activity restrictions stated herein are unreasonable under circumstances then existing, the parties agree that the maximum duration, scope, area or activity restrictions reasonable and enforceable under such circumstances shall be substituted for the stated duration, scope, area or activity restrictions.

7.3           Remedies.  Executive recognizes and agrees that a breach of any or all of the provisions of Sections 7.1 and 7.2 will constitute immediate and irreparable harm to the Company for which damages cannot be readily calculated and for which damages are an inadequate remedy.  Accordingly, Executive acknowledges that in addition to any and all remedies at law, the Company shall be entitled, without bond, to specific performance or injunctive or other equitable relief to prevent the breach or threatened breach of Executive’s obligations under this Agreement.

7.4           Intellectual Property.  During the employment period, Executive shall disclose immediately to the Company all ideas, inventions and business plans that he makes, conceives, discovers or develops during the course of his employment with the Company, including any inventions, modifications, discoveries, developments, improvements, computer programs, processes, products or procedures (whether or not protectable upon application by copyright, patent, trademark, trade secret or other proprietary rights) (“Work Product”) that: (i) relate to the business of the Company or any customer or supplier to the Company or any of the products or services being developed, manufactured, sold or otherwise provided by the Company or that may be used in relation therewith; (ii) result from tasks assigned to Executive by the Company; or (iii) result from the use of the premises or personal property (whether tangible or intangible) owned, leased or contracted for by the Company.  Executive agrees that any Work Product shall be the property of the Company and, if subject to copyright, shall be considered a “work made for hire” within the meaning of the Copyright Act of 1976, as amended (the “Act”).  If and to the extent that any such Work Product is found as a matter of law not to be a “work made for hire” within the meaning of the Act, Executive expressly assigns to the Company all right, title and or interest in and to the Work Product, and all copies thereof, and the copyright, patent, trademark, trade secret and all their proprietary rights in the Work Product, without further consideration, free from any claim, lien for balance due or rights of retention thereto on the part of Executive.

(a)           To the extent applicable, pursuant to Illinois Employee Patent Act, the Company hereby notifies Executive that the preceding paragraph does not apply to any inventions for which no equipment, supplies, facility, or trade secret information of the Company was used and which was developed entirely on the Executive’s own time, unless: (i) the invention relates (a) to the Company’s business, or (b) to the Company’s actual or demonstrably anticipated research or development, or (ii) the invention results from any work performed by the Executive for the Company.

(b)           Executive agrees that upon disclosure of Work Product to the Company, Executive will, during his employment and at any time thereafter, at the request and cost of the Company execute and deliver all such documents and perform all such acts as the Company or its duly authorized agents may reasonably require: (i) to apply for, obtain and vest in the name of the Company alone (unless the Company otherwise directs) letters patent, copyrights or other analogous protection in any country throughout the world, and when so obtained or vested to renew and restore the same; and (ii) to defend any opposition proceedings in respect of such applications and any opposition proceedings or petitions or applications for revocation of such letters patent, copyright or other analogous protection.

(c)           In the event that the Company is unable, after reasonable effort, to secure Executive’s signature on any letters patent, copyright or other analogous protection relating to Work Product, whether because of Executive’s physical or mental incapacity or for any other reason whatsoever, Executive hereby irrevocably designates and appoints the Company and its duly authorized officers and agents as his agent and attorney-in-fact, to act for and on his behalf to execute and file any such application or applications and to do all other lawfully permitted acts to further the prosecution and issuance of letters patent, copyright and other analogous protection with the same legal force and effect as if personally executed by Executive.

Article VIII — LIMITATION ON PAYMENTS AND BENEFITS

Notwithstanding any provision of this Agreement to the contrary, if any amount or benefit to be paid or provided under this Agreement would be an “Excess Parachute Payment” within the meaning of Section 280G of the Code or any successor provision thereto(which the parties agree will not include any portion of payments allocated to the non-solicitation and non-compete provisions of Article VII which are classified as payments of reasonable compensation for purposes of Section 280G of the Code), then the payments and benefits to be paid or provided under this Agreement shall be reduced to the minimum extent necessary so that no portion of any such payment or benefit as so reduced constitutes an Excess Parachute Payment.

Article IX — MISCELLANEOUS

9.1           Clawback Provision.  In the event of a restatement of the Company’s previously issued financial statements, the Board will review the circumstances regarding the restatement and all performance-based compensation awarded to the Executive that is attributable to performance during the time periods restated.  If the Board determines that (i) the restatement is required due to the failure of the Company’s management to act reasonably and (ii) the Executive received more compensation than he would have received absent the restated financial statements, then the Board will take action to recoup any such excess compensation and the Executive agrees to repay such amount.  Notwithstanding any other provision in this Agreement, in such event, the Executive may be required to (x) repay some or all of any bonus or other performance-based compensation received, (y) repay any gains realized on the exercise of stock options or on the open-market sale of vested shares; or (z) have his future compensation adjusted.  In the event the Executive does not agree with the Board’s determination as to (A)  whether the restatement is required due to the failure of the Company’s management to act reasonably or (B) the amount of the excess compensation received, the Executive may submit the matter to binding arbitration in Chicago, Illinois (unless the parties agree in writing to a different location), before a single arbitrator in accordance with the American Arbitration Association’s National Rules for the Resolution of Employment Disputes then in effect. The decision and award made by the arbitrator shall be final, binding and conclusive on all parties hereto for all purposes, and judgment may be entered thereon in any court having jurisdiction thereof.  Except as set forth below, the Company shall pay the costs of the arbitration, including administrative fees and the fees of the arbitrator.  Each party shall be responsible for the fees and costs of their attorneys and  the expenses of their witnesses.

9.2           Approvals. The Company represents and warrants to Executive it has taken all corporate action necessary to authorize this Agreement.

9.3           Full Settlement.  The exclusive method for the Company to terminate its obligations to provide compensation or benefits to Executive pursuant to Articles IV and V of this Agreement is to terminate Executive’s employment in compliance with all applicable requirements of Sections 6.1, 6.2, 6.3, 6.4 or 6.5 of this Agreement, as applicable, and to make the payments and provide the benefits specified in such applicable Section.

9.4           No Mitigation.  In no event shall Executive be obligated to seek other employment or take any other action to mitigate the amounts payable to Executive under any of the provisions of this Agreement, nor shall the amount of any payment hereunder be reduced by any compensation earned as a result of Executive’s employment by another employer, except that any continued welfare benefits provided for by Section 6.3(f) or Section 6.4(c) shall not duplicate any benefits that are provided to Executive and his family by such other employer and shall be secondary to any coverage provided by such other employer.

9.5           Enforcement.  If the Company fails to pay any amount provided under this Agreement when due, the Company shall pay interest on such amount at an annual rate equal to the lesser of (i) (A) the highest rate of interest charged by the Company’s principal lender on its revolving credit agreements plus 200 basis points, or (B) in the absence of such a lender, 200 basis points over the prime commercial lending rate announced by The Wall Street Journal in effect from time to time during the period of such nonpayment, or (ii) the highest legally-permissible interest rate allowed to be charged under applicable law.

9.6           Release.  Notwithstanding any provisions of this Agreement to the contrary, the Company’s obligations to make payments under Sections 6.3, 6.4 and 6.5, other than the obligation to pay Accrued Base Salary and Accrued Annual Bonus (the “Termination Payments”), are expressly conditioned upon the Executive’s execution of a release and waiver substantially in the form attached hereto as Exhibit B (the “Release”), and the expiration of the revocation period.  The Company shall deliver a copy of the Release to Executive within five (5) days following Executive’s termination of employment and, within forty-five (45) days thereafter, the Release shall be executed and returned to the Company by Executive.  Termination Payments shall commence pursuant to the schedules provided herein on the first practicable payroll date following the expiration of the revocation period or the 60th day following the Executive’s termination of employment, whichever comes last.

9.7           Beneficiary.  If Executive dies prior to receiving all of the amounts payable to him in accordance with the terms and conditions of this Agreement, such amounts shall be paid to the beneficiary designated by Executive in writing to the Company during his lifetime, or if no such beneficiary is designated, to Executive’s estate.  Such payments shall be made in a lump sum to the extent so payable and, to the extent not payable in a lump sum, in accordance with the terms of this Agreement.  Such payments shall not be less than the amount payable to Executive as if Executive had lived to the date of payment and were the payee.  Executive, without the consent of any prior beneficiary, may change his designation of beneficiary or beneficiaries at any time or from time to time by submitting to the Company a new designation in writing.

9.8           Assignment; Successors.  The Company may not assign its respective rights and obligations under this Agreement without the prior written consent of Executive except to a successor of the Company’s business.  This Agreement shall be binding upon and inure to the benefit of Executive, his estate and Beneficiaries, the Company and the successors and permitted assigns of the Company.

9.9           Non-Alienation.  Except as is otherwise expressly provided herein, benefits payable under this Agreement shall not be subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, charge, garnishment, execution or levy of any kind, either voluntary or involuntary, prior to actually being received by Executive, and any such attempt to dispose of any right to benefits payable hereunder shall be void.

9.10           Severability.  If all or any part of this Agreement is declared to be unlawful or invalid, such unlawfulness or invalidity shall not serve to invalidate any portion of this Agreement not declared to be unlawful or invalid.  Any provision so declared to be unlawful or invalid shall, if possible, be construed in a manner which will give effect to the terms of such provision to the fullest extent possible while remaining lawful and valid.

9.11           Amendment; Waiver.  This Agreement shall not be amended or modified except by written instrument executed by the Company and Executive.  A waiver of any term, covenant or condition contained in this Agreement shall not be deemed a waiver of any other term, covenant or condition, and any waiver of any default in any such term, covenant or condition shall not be deemed a waiver of any later default thereof or of any other term, covenant or condition.

9.12           Notices.  All notices hereunder shall be in writing and delivered by hand, by nationally-recognized delivery service that guarantees overnight delivery, or by first-class, registered or certified mail, return receipt requested, postage prepaid, addressed as follows:

If to the Company, to:	Corporate Secretary
AMCOL International Corporation
2870 Forbs Avenue
Hoffman Estates, IL 60192

If to Executive, to:	His most recent home address.

Either party may from time to time designate a new address by notice given in accordance with this Section. Notice shall be effective when actually received by the addressee.

9.13           Counterparts.  This Agreement may be executed in multiple counterparts, each of which shall be deemed to be an original, but all of which together will constitute one and the same instrument.

9.14           Captions.  The captions of this Agreement are not a part of the provisions hereof and shall have no force or effect.

9.15           Section 409A.  The parties intend that the compensation and benefits to be provided under this Agreement shall be exempt from or compliant with the requirements of Code Section 409A of the Code and this Agreement shall be interpreted and applied in a manner consistent with such intent.  Notwithstanding anything in this Agreement to the contrary, if payment of any amounts under this Agreement would be subject to additional taxes and interest under Code Section 409A because the timing of such payments is not delayed as provided in Section 409A(a)(2)(B)(i) of the Code and the regulations thereunder, then any such payments to which Executive would otherwise be entitled during the first six months following the date of his Termination of Employment shall be accumulated and paid on the second business day that is six months after the date of such Termination of Employment with Company, or such earlier date upon which such payments can be paid under Code Section 409A of the Code without being subject to such additional taxes and interest.  Further, notwithstanding anything in this Agreement to the contrary, if benefits to be made available under this Agreement would be subject to additional taxes and interest under Code Section 409A because the provision of such benefits is not delayed for the first six months following the date of Executive’s Termination of Employment with Company as provided in Code Section 409A(a)(2)B)(i) of the Code and the regulations thereunder, such benefits shall not be delayed; however, Executive shall pay to Company, at the time or times such benefits are provided, the fair market value of such benefits, and Company shall reimburse Executive for any such payments on or within ten days following the expiration of such six-month period.  Executive hereby agrees to be bound by Company’s determination of its “specified employees” (as such term is defined in Code Section 409A) in accordance with any of the methods permitted under the regulations issued under Code Section 409A of the Code, which shall be determined annually by the Company.  The Company makes no representation or warranty and shall have no liability to Executive or any other person if any provisions of this Agreement are determined to constitute deferred compensation subject to Code Section 409A but do not satisfy an exemption from, or the conditions of, such section.

9.16           Entire Agreement.  As of the Effective Date, this Agreement will form the entire agreement between the parties hereto with respect to the subject matter contained in the Agreement and shall supersede all prior agreements, promises and representations regarding employment, compensation, severance or other payments contingent upon termination of employment, whether in writing or otherwise, including but not limited to that certain Employment Agreement dated March 24, 2006 by and between the Company and the Executive.

9.17           Applicable Law.  This Agreement shall be interpreted and construed in accordance with the laws of the State of Illinois, without regard to its choice of law principles.

9.18           Survival of Executive’s Rights.  All of Executive’s post-termination rights hereunder, including Executive’s rights to compensation and benefits under Article VI of this Agreement, and his post-termination obligations, including but not limited to his obligations under Article VII (Covenants) and Article IX (Miscellaneous), shall survive the termination of Executive’s employment and the termination of this Agreement.

IN WITNESS WHEREOF, the parties have executed this Agreement on the date set forth below.

AMCOL INTERNATIONAL CORPORATION

By:	/s/ James W. Ashley
Its:	Secretary
Date:	February 2, 2009

EXECUTIVE

/s/Ryan F. McKendrick
Date: February 2, 2009

Exhibit A

Named Executives

Gary L. Castagna

Ryan F. McKendrick

Donald W. Pearson

Lawrence E. Washow

Exhibit B

FORM OF EMPLOYMENT
SEPARATION AGREEMENT AND MUTUAL RELEASE

AMCOL International Corporation (“Employer”) and [Executive’s Name] (“Executive”) hereby agree as follows:

1.           Executive’s employment with Employer terminated on ______________ (“the Termination Date”).

2.           Employer denies that it is liable to Executive for any reason whatsoever, and the entry into this Separation Agreement and Release shall not constitute any admission or evidence of unlawful discrimination or improper conduct, and should not be construed as an admission of fault, wrongdoing, or liability.  However, in consideration of the mutual promises herein, Employer will provide Executive with the following:

[INSERT AMOUNTS TO BE PAID]

Executive acknowledges that he has received good and valuable consideration for the promises herein.  Payment will be made as set forth in Executive’s Employment Agreement.

3.           Except as set forth in this Agreement, no further payments will be made to  Executive for wages, salary, bonus, expense reimbursement, commissions, consulting, benefits, severance, vacation, personal days, sick pay, disability pay or otherwise.

4.           Executive releases, forever discharges and covenants not to sue Employer or its current or former parent companies, subsidiaries, affiliates, predecessors, successors, insurers, directors, officers, employees, agents, or assigns, with respect to any and all claims, causes of action, suits, debts, sums of money, controversies, agreements, promises, damages, and demands whatsoever, including attorneys’ fees and court costs, in law or equity or before any federal, state or local administrative agency, whether known or unknown, suspected or unsuspected, which  Executive has, had, or may have, based on any event occurring, or alleged to have occurred, to the date of this Agreement.  This release includes, but is not limited to, claims under Title VII of the Civil Rights Act of 1964, as amended, the Americans with Disabilities Act, the Rehabilitation Act, the Age Discrimination in Employment Act, the Employee Retirement Income Security Act, the Family and Medical Leave Act and any federal, state or local statute, law, regulation, ordinance, or order, and claims arising under common law, contract, implied contract, public policy or tort.  To the extent any such claim cannot be waived as a matter of law, it is understood that  Executive reserves the right to file such claim, but Executive expressly waives his right to any relief of any kind should any person or entity pursue any claim on Executive’s behalf.  Notwithstanding the foregoing release of all claims, it is understood and agreed that Executive’s claims for unemployment compensation, if any, are not released.

5.           Executive expressly waives and relinquishes all rights and benefits provided to him by any statute or other law which prohibits release of unspecified claims and acknowledge that this release is intended to include all claims he has or may have, whether he is aware of them or not, and that all such claims are released by this Agreement.

6.           Executive shall not disclose any proprietary, trade secret or other confidential business information learned solely by reason of  Executive’s employment with Employer.  Executive agrees that the post-termination obligations of his Employment Agreement with AMCOL International Corporation will remain in full force and effect.

7.           Executive agrees to cooperate with Employer in regard to the transition of business matters handled by Executive during his employment with Employer and in regard to any litigation brought by or against Employer.

8.           This Agreement is strictly confidential and Executive will not inform any person of any of its terms and conditions or the amount of severance provided herein, except for  Executive’s attorney, members of his immediate family and those who need to know for  Executive’s compliance with federal, state, or local law.  Executive will instruct any persons advised about this Agreement pursuant to this provision to keep such information strictly confidential.

9.           Executive will not make statements about Employer or engage in conduct which could reasonably be expected to adversely affect Employer’s reputation or business.

10.         Executive understands that this Agreement fully sets forth all separation benefits he will receive from Employer, and it supersedes any offers or promises, whether oral or written, which may have been made at any time.

11.         This Agreement will not take effect until eight days after Executive signs it.

12.         Executive may revoke this Agreement within seven days after signing it and render it null and void.  If  Executive wishes to revoke this Agreement, he should notify ____________________________, in writing at _________________________ of Executive’s intent to revoke within seven days after signing this Agreement.

13.         Executive acknowledges that he has fully read this Agreement, understands its terms, has been advised to consult with an attorney prior to signing this Agreement, has been given 45 days to consider this release and its ramifications, has been given seven days after signing to rescind this Agreement, and is entering into this Agreement knowingly and voluntarily.  Executive further agrees that any modification of this Agreement, whether material or not, will not restart or change the original 45-day consideration period.

THIS DOCUMENT IS A RELEASE OF ALL CLAIMS - READ CAREFULLY BEFORE SIGNING

DATED: ___________
Executive

AMCOL INTERNATIONAL CORPORATION

DATED: __________	By:

Its